Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated December 23, 2025, which includes an explanatory paragraph relating to Illumination Acquisition Corp I’s ability to continue as a going concern, relating to the financial statements of Illumination Acquisition Corp I as of November 30, 2025 and for the period from November 18, 2025 (inception) through November 30, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 24, 2026